As filed with the Securities and Exchange Commission on January 3, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

XOMA Corporation
(exact name of registrant as specified in its charter)

Delaware (state or other jurisdiction of incorporation or organization)	2910 Seventh Street Berkeley, California 94710 (510) 204-7200	52-2154066 (I.R.S. employer identification no.)
(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)
____________________

Christopher J. Margolin, Esq.
XOMA Corporation
2910 Seventh Street
Berkeley, California 94710
(510) 204-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Geoffrey E. Liebmann, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
(212) 701-3000
____________________

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ Registration No. 333-177165
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	26,594(1)	$1.135(2)	$30,184.19(2)	$3.46
Series A Preferred Stock Purchase Rights (3)

(1)
Represents the shares of common stock of XOMA Delaware (as hereinafter defined) as of December 31, 2011 into which common shares of XOMA Bermuda (as hereinafter defined) that were issued and outstanding immediately prior to the Domestication (as hereinafter defined) were automatically converted by operation of law in the Domestication and that were not previously registered on Registration Statement on Form S-4 No. 333-177165.

(2)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common shares of XOMA Ltd. on The NASDAQ Global Market on December 30, 2011 ($1.135 per share), in accordance with Rule 457(f)(1).

(3)
Each share of common stock includes 15 Series A Preferred Stock purchase rights as described under “Description of Capital Stock-Preferred Stock - Preferred Stock Purchase Rights” in the prospectus that is part of Registration Statement on Form S-4 No. 333-177165.

This Registration Statement will become effective automatically upon filing with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-4 is being filed pursuant to General Instruction K to Form S-4 and Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), by XOMA Corporation, a Delaware corporation (“XOMA Delaware”), successor to XOMA Ltd., a Bermuda exempted company (“XOMA Bermuda”).  Effective December 31, 2011, XOMA Ltd. changed its jurisdiction of incorporation from Bermuda to the State of Delaware (the “Domestication”) and changed its legal name to XOMA Corporation.  In the Domestication, each of XOMA Bermuda’s common shares was automatically converted by operation of law, on a one-for-one basis, into a share of XOMA Delaware’s common stock.  Pursuant to Registration Statement on Form S-4 No. 333-177165, declared effective as of December 16, 2011, a total of 35,080,413 shares of XOMA Delaware’s common stock were registered under the Securities Act in connection with the Domestication.  This Registration Statement is being filed solely to register an additional 26,594 shares of XOMA Delaware common stock into which XOMA Bermuda common shares were automatically converted in the Domestication.

STATEMENT OF INCORPORATION BY REFERENCE

The contents of the prior Registration Statement (Registration No. 333-177165) are hereby incorporated by reference into this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Berkeley, State of California, on January 3, 2012.

XOMA CORPORATION
By: /s/ John Varian
Name: John Varian
Title: Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John Varian John Varian	Interim Chief Executive Officer (Principal Executive Officer) and Director	January 3, 2012
* Patrick J. Scannon M.D., Ph.D.	Executive Vice President and Chief Scientific Officer and Director	January 3, 2012
/s/ Fred Kurland Fred Kurland	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	January 3, 2012
* W. Denman Van Ness	Chairman of the Board and Lead Independent Director	January 3, 2012
* William K. Bowes, Jr.	Director	January 3, 2012
* Peter Barton Hutt	Director	January 3, 2012
* Timothy P. Walbert	Director	January 3, 2012
* Jack L. Wyszomierski	Director	January 3, 2012
By: /s/ John Varian John Varian Attorney-in-fact

INDEX TO EXHIBITS

5.1	Opinion of Richards, Layton & Finger, P.A.*

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.1).*

24.1	Power of Attorney (incorporated by reference to the signature pages to Registration Statement on Form S-4 No. 333-177165).
_____________________
*    Filed herewith.